AMERICAN ELECTRIC POWER EXECUTIVE SEVERANCE PLAN
SEVERANCE, RELEASE OF ALL CLAIMS AND NONCOMPETITION AGREEMENT

    1.    This Severance, Release of All Claims and Noncompetition Agreement ("Agreement") is entered into by and between David M. Feinberg, as "Employee", and American Electric Power Company Inc., hereinafter referred to, together with all its past, present and future subsidiaries, affiliates, divisions, organizations and related entities, and any successor or assigns of any of the foregoing, as the "Company".

    2.    Severance Allowance. Provided the Employee timely executes, returns, and does not revoke this Agreement and continues to provide services to the Company up to and including the Termination Date (also referred to in this Agreement as a “Separation Date”), the Company shall provide the following consideration:

(a)    to Employee (or Employee’s estate) a salary and bonus severance in the amount of $1,405,495.00 (the “Severance Amount”). The Company shall pay the Severance Amount to Employee according to the following payment schedule:

(i)    $702,747.50 as of the first regular payroll date of the Company that coincides with or immediately follows the date that is six months after the Separation Date; and

(ii)    the balance of such Severance Amount to be paid in 13 equal bi-weekly installments of $54,057.50 paid over the 13 subsequent regular payroll dates of the Company following the payroll date referenced in Section 2(a)(i).

Payment under this Section 2(a) shall be made by direct deposit, by mailing to the last address provided by Employee to the Company, or by such other reasonable method as determined by the Company. Each payment shall be subject to such deductions as required by law.

(b)    Partial vesting shall apply to Employee’s outstanding Performance Share Awards and RSU Awards, as further described in the Summary of Benefits from Andrew R. Carlin, Director Compensation & Executive Benefits, to Employee, a copy of which is attached hereto as Exhibit A (the “Summary of Benefits”).

    3.    Consideration. Employee acknowledges that certain of the benefits described in this Agreement are benefits to which they would not be entitled but for this Agreement.

    4.     Release and Waiver of Claims.

(A) Release and Waiver. Employee together with their heirs, executors, administrators, successors, assigns and personal representatives (collectively referred to as “Releasing Parties”), hereby release and forever discharge the Company, all its past, present, and future officers, directors, members, employees, and agents, in both their individual and representative capacities, and the Company’s long-term disability plans (including any trustees, custodians and administrators engaged in connection with the administration of claims or assets maintained in connection with any such plans) (collectively referred to as “Released Parties”) of and from any and all legal, equitable, and administrative claims and demands of every name, type, act and nature, arising out of or existing by reason of any known or unknown act or inaction whatsoever and occurring directly or indirectly as a result of or prior to execution of this Agreement. This release includes, but is not limited to, any claims, charges, complaints, grievances, causes of action (known or unknown), demands, injuries (whether personal, emotional or other), unfair labor practices, or suits arising, directly or indirectly, out of Employee's employment with and/or separation of employment from the Company, and includes, but is not limited to claims, charges, complaints, actions, grievances, demands or suits which may be, have, or might have been asserted, whether in contract or in tort, and whether under common law or under federal, state or local statute, regulation or ordinance. Claims, actions and demands released herein include but are not limited to those based on allegations of wrongful discharge, retaliation, personal injury and/or breach of contract; those arising under federal, state or local employment discrimination, fair employment practices, and/or wage and hour laws; and for West Virginia employees, those arising under the West Virginia Human Rights Act; those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, and the Americans With Disabilities Act (“ADA”) (all as amended); those arising under the Uniformed Services Employment and Re-employment Rights Act of 1994 (“USERRA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Labor Management Relations Act (“LMRA”), the National Labor Relations Act (“NLRA”), and the Family and Medical Leave Act (“FMLA”); and those arising under applicable securities laws. Also released are any claims and demands related to entitlement to long-term disability benefits under any Company long-term disability plan. Employee and the Releasing Parties are waiving any right to recover any individual relief from the Company and the Released Parties (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee, the Releasing Parties, or on either’s behalf against the Company or the Released Parties pertaining to events occurring directly or indirectly as the result of or prior to execution of this Agreement. This release and waiver shall be construed as broadly as the law permits.

(B) Excluded. This release and waiver does not apply to (i) claims for unemployment or worker’s compensation benefits; (ii) any vested rights under Company pension and savings plans (401k); (iii) claims for benefits or reimbursement under any health and welfare benefit plans (medical, dental and vision) under the terms of such plans; (iv) claims for vested balances and payments under non-qualified deferred compensation plans; (v) claims which controlling law holds cannot be waived or released by private agreement; (vi) rights or claims for indemnification, advancement, or exculpation by virtue of Employee’s services as an officer or director of the Company, whether arising under the Company’s certificates of incorporation or bylaws or any agreement, policy or governing document benefitting the Employee to which the Company is a party; or (vii) rights or claims arising under this Agreement, including, without limitation, with respect to Employee’s right to receive any of the payments and benefits under Section 2 above or the Summary of Benefits attached hereto.

5.    Protected Activity. (A) Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages them from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, or public safety concern to the U.S. Nuclear Regulatory Commission (NRC) or the U.S. Department of Labor (DOL). Employee further understands and acknowledges that the provisions of this Agreement are not intended to restrict their communication with, or full cooperation in, proceedings or investigations by any agency relating to nuclear regulatory or safety issues. Employee understands that nothing in the Agreement waives their right to file a claim with the DOL pursuant to Section 211 of the Energy Reorganization Act, but the Employee expressly waives their and the Releasing Parties’ right to recover any and all damages or other equitable relief, including, but not limited to reinstatement, back pay, front pay, compensatory damages, attorney fees or costs, that may be awarded to the Employee or the Releasing Parties by the DOL as a result of such a claim.

    (B) Nothing in this Agreement (including but not limited to the release and waiver of claims and the confidentiality, cooperation, non-disparagement, return of property and any other limiting provisions) (1) affects or limits Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act (where Employee is age 40 or older) or (2) prevents Employee from filing a charge or complaint with, from communicating with or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, the Internal Revenue Service, the Department of Justice or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. Specifically, pursuant to SEC Rule 21F-7, nothing herein or in any other agreement, policy, or directive impedes or restricts Employee from communicating directly with the Securities and Exchange Commission, without prior notice to or approval from the AEP System Companies, concerning a violation or potential violation of a federal securities law or rule. This Agreement does not limit any right Employee or Releasing Parties may have, where eligible, to receive an award from a government agency (and not the Company or the Released Parties) for information provided to the government agency.

    6.    Agreement Not to Compete. Without American Electric Power Service Corporation’s prior written consent, Employee agrees not to, during the 12-month period following the Employee’s Termination Date (the “Restricted Period”), for any reason, directly or indirectly either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become engaged or involved, in a manner that materially relates to or is similar in nature to the specific duties performed by the Employee at any time during their employment with the Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that directly competes with the Company in

(i)    the business of the harnessing, production, transmission, distribution, marketing or sale of electricity; or the development or operation of transmission facilities or power generation facilities; or

(ii)    any other business in which the Company is engaged at the termination of the Employee's employment with the Company.

The provisions of this Section 6 shall be limited in scope and be effective only within one or more of the following geographical areas: (A) any state in the United States where the Company has at least U.S. $25 million in capital deployed as of the Employee’s Termination Date; or (B) any state or country with respect to which the Company conducted a business, which, or oversight of which, constituted any part of the Employee’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. Nothing in this Section 6 shall be construed to prohibit the Employee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Employee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Exhibit C contains a description of American Electric Power Service Corporation’s prior written consent, if any, under this Section 6.

    7.    Cessation of Employment and (where applicable) LTD Benefits. If Employee has any claim of any benefit entitlement attributable to a disability of Employee, Employee further acknowledges and understands that, as a consequence of accepting the benefits referenced in this Agreement, and signing this Agreement, Employee’s employment with the Company is terminated, the payment (if applicable) of any long-term disability benefits will cease, any claim of entitlement to long-term disability benefits is released, and that any existing reduction of employee contributions toward the cost of medical, dental, life and any other coverages will also cease, subject to Employee’s rights to continuation of coverages pursuant to applicable law. In any event, Employee acknowledges that Employee shall no longer be entitled to any continued employment with the Company.

    8.     Resignation of Director, Officer and Manager Positions. To the extent Employee has retained any director, officer and/or manager positions with the Company subsequent to Employee’s termination of employment, and to the extent Employee has not already done so, Employee, by executing this Agreement on the date set forth below, hereby resigns, effective immediately, from any and all director, officer and/or manager positions with the Company.

    9.    Acknowledgement of Covenants. Employee reaffirms that Employee is bound by and shall comply with the provisions in Article VI of the American Electric Power Executive Severance Plan, as amended and restated (the “Executive Severance Plan”), a copy of which is attached hereto as Exhibit B, during and after the Employee’s employment with the Company.

    10.    No Admission of Liability. Employee understands that the Company believes that Employee has no valid claim against the Company and that this Agreement is being offered to give Employee a source of income and benefits while they attempt to obtain other employment. The fact that this Agreement is offered to the Employee in the first place will not be understood as an indication that the Company believes that Employee has been injured, discriminated against or treated unlawfully in any respect.

11.    Re-employment. Employee agrees and understands that they will not seek re-employment with the Company, and that this Agreement shall act as a complete bar to any claim of entitlement to employment or re-employment by the Company.

    12.    Entire Agreement. Employee and the Company acknowledge that this Agreement and the exhibits hereto contains the entire agreement and understanding of the parties and that no other representation or agreement of any kind whatsoever has been made to Employee by the Company or by any other person or entity to cause Employee to sign this Agreement.

    13.    Applicable Law . This Agreement shall be governed and interpreted in accordance with the laws of Ohio and applicable federal law.

    14.    Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Company and Employee agree that such determination shall not affect the other provisions and that all other provisions shall be enforced as if the invalid provision were not a part of this Agreement.

    15.    EMPLOYEE NOTICE: PLEASE READ CAREFULLY BEFORE SIGNING THIS AGREEMENT.

You have twenty-one (21) calendar days within which to consider this Agreement. You may not sign this Agreement until after your Separation Date. You may execute (accept) this Agreement at any time after your Separation Date and within the twenty-one (21) day review period by signing and dating this Agreement and then scanning and emailing it to Andrew R. Carlin at arcarlin@aep.com. Should you sign the Agreement, you have the right to revoke it, in writing, for a period of seven (7) calendar days (“revocation period”) after you sign it. Any such revocation should be provided to Andrew R. Carlin at arcarlin@aep.com. This Agreement shall not become effective or enforceable until the revocation period has expired. However, if you sign this Agreement and do not exercise the right to revoke, this Agreement will immediately become a binding and enforceable contract.

You are advised to consult with an attorney prior to signing this Agreement. You may have rights or claims arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. If you work in West Virginia, you are further advised that the toll-free number of the West Virginia State Bar Association is 1-800-642-3617.

    16. Capitalized Terms and Definitions. Unless specifically defined herein, capitalized terms in this Agreement shall have the definition described in the Executive Severance Plan. Employee acknowledges that they have received a copy of the Executive Severance Plan.

17.    Conclusion. The parties have read the foregoing Severance, and Release of All Claims and Noncompetition Agreement and fully understand it. They now voluntarily sign this Agreement on the date indicated, signifying their agreement and willingness to be bound by its terms.

Employee        American Electric Power Company, Inc.

/s/ David M. Feinberg     By /s/ Phillip R. Ulrich
David M. Feinberg                     Phillip R. Ulrich

                            Title: EVP, Chief HR Officer

Dated: 8/8/2025                    Dated: 8/8/2025

Exhibit C

SECTION 6 CONSENT

Pursuant to Section 6 of the Agreement, American Electric Power Service Corporation gives its written consent to the following activity(ies) by Employee:

1.    To become employed as General Counsel with Ameren Corporation and any of its subsidiaries and affiliates, including but not limited to holding any officer or director positions associated with Employee’s employment with Ameren Corporation.

End of Consent.